EXHIBIT 99.1

OfficeMax, Incorporated

150 East Pierce Road  Itasca, IL 60143-1594

News Release

OfficeMax Contact

Bill Bonner

630 438 8584

For Immediate Release: November 11, 2004

OFFICEMAX NAMES ANDERSON EXECUTIVE VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER

ITASCA, Ill. –OfficeMax® Incorporated (NYSE: OMX), a leader in office products, supplies and services, announced today that Brian P. Anderson has joined the company as executive vice president of finance and chief financial officer.  Anderson was recently senior vice president and chief financial officer of Baxter International, Inc. Prior to joining Baxter International he was an audit partner with Deloitte & Touche.  He is also a member of the board of directors of W.W. Grainger Inc. where he chairs the board’s audit committee.

“Brian brings strong financial expertise, integrity and a background of leadership and teamwork that will be instrumental in advancing our organization,” said Chris Milliken, president and CEO of OfficeMax. “As OfficeMax continues to grow and lead the industry with innovative services, Brian will be a key member of the executive team that defines our strategies and ensures that they are executed flawlessly.”

In 2002, Anderson was named in Fortune magazine’s “Top Fifty Most Powerful Black Executives in Corporate America” and was the inaugural recipient of the “Chief Financial Officer of the Year” awarded by the Chicago chapter of the National Investor Relations Institute and the Kellogg School of Management at Northwestern University.

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Anderson holds a bachelor’s degree, cum laude, in accounting from Howard University, Washington, D.C. and an MBA in finance and accounting from Indiana University.  He is a Certified Public Accountant.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution.  OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 40,000 associates through direct sales, catalogs, Internet and nearly 950 superstores. The business had sales of $6.6 billion in the first nine months of 2004 and trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

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